EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Israel Equity Incentive Plan and the 2005 United States Equity Incentive Plan of Check Point Software Technologies Ltd. of our report dated January 29, 2006, with respect to the consolidated financial statements of Check Point Software Technologies Ltd. and subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer KOST, FORER, GABBAY & KASIERER A Member of Ernst & Young Global Tel Aviv, Israel March 28, 2006